Natus Medical Announces Continued Board Refreshment with
Two New Independent Directors

PLEASANTON, Calif. (February 13, 2019) - Natus Medical Incorporated (NASDAQ: BABY) announced today a significant refreshment of its board of directors with the appointment of Alice D. Schroeder, former CEO and Chair of WebTuner Corporation and Thomas J. Sullivan, President and CEO of A&E Medical Corporation to its board of directors effective February 11, 2019. The company will also nominate Ms. Schroeder and Mr. Sullivan for election at Natus’ 2019 Annual Meeting of Stockholders.

“We are pleased to welcome Alice and Tom as new independent directors to the Natus board,” said Barbara R. Paul, M.D., Chairperson of Natus' board of directors. “Their skills and experience complement our current board members, strengthening the board and company as we execute the ‘One Natus’ organizational structure and refine our overall strategy. Natus leadership is focused on enhancing value for our customers, employees and stockholders - this expanded board brings experienced and diverse voices to help drive that value.”

Natus is committed to regular evaluation of its board composition and is committed to regular board refreshment, and with these director additions, five of its seven independent directors will have joined the Natus board in the past three years. These actions are part of Natus’ ongoing board refreshment process on behalf of stockholders designed to build a board with the best mix of skills, expertise and experience to support the Natus’ management team in stockholder value creation. In addition, the company is committed to de-staggering the board, and will place a proposal to de-stagger the board before the Natus stockholders at the 2019 Annual Meeting of Stockholders of Natus and will request that the Natus stockholders approve the de-staggering of the Natus board.

Natus’ other independent directors consist of Barbara R. Paul, M.D., former Chief Medical Officer of Community Health Systems, Robert Gunst, former President and CEO of The Good Guys, Inc., Joshua Levine, President and CEO of Accuray, Incorporated, Kenneth Ludlum, former CFO of CareDx, Inc., and Lisa Wipperman-Heine, President & CEO of PreCardia, Inc.

Robert Gunst has advised the board that he will not stand for re-election at the 2019 Annual Meeting of Shareholders. Bob has served on the Natus board of directors since 2004, and as our Chairman from 2004 until July, 2018. We thank him for his service and the contributions he has made to the success and growth of the Company over his 15-year tenure. Following Mr. Gunst's retirement, the Natus board will be composed of seven directors, six of whom are independent.

About Alice D. Schroeder

Alice Schroeder serves on the boards of Quorum Health Corporation and Prudential plc. She chairs the Quorum Health audit and compliance committee and serves on its nominating and governance committee. She also serves on the Prudential audit committee and on its risk committee. From February 2016 until December 2018, Ms. Schroeder chaired Bank of America Merrill Lynch International's (“BAMLI”) audit committee and served on its governance committee.

Ms. Schroeder was CEO and chair from 2014-2017 of WebTuner Corp., a Seattle-area software developer, though its turnaround and exit through sale in May 2017. Formerly, she was a Managing Director in the equities division of Morgan Stanley, leading the global insurance research team, and before that at PaineWebber and CIBC Oppenheimer, spending nearly two decades on Wall Street. She began her career as a CPA with Ernst & Young and spent two years as a project manager at the Financial Accounting Standards Board, overseeing the issuance of several key accounting standards for the insurance industry.

Ms. Schroeder is author of the #1 New York Times and Wall Street Journal Bestseller The Snowball: Warren Buffett and the Business of Life.

About Thomas J. Sullivan

Tom Sullivan has served as President and CEO of A&E Medical Corporation since 2018. From 2011 to 2018, Mr. Sullivan served as President and CEO of two public companies: Symmetry Surgical, Inc., a medical device company serving the Neuro and General Surgery markets, and its predecessor, Symmetry Medical, Inc., a leading global contract manufacturer of surgical instruments, sterilization cases and trays, and orthopedic implants. Prior to joining Symmetry Medical in 2011, Mr. Sullivan was President, Supply Chain & Business Processes, Johnson & Johnson Health Care Systems Inc.; President of Depuy Orthopeadics, Inc., a Johnson & Johnson Company; and President of Johnson & Johnson Medical Products Canada. Mr. Sullivan began his career at Johnson & Johnson in 1990 in the areas of strategic planning and operations. Mr. Sullivan graduated as a Palmer Scholar from The Wharton School in 1991 where he earned an MBA in Strategic Management and Management Information Systems. He also holds a Bachelor of Science degree in Computer Science and Applied Mathematics from the University of Pittsburgh.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These forward-looking statements include, without limitation, statements regarding strengthening the board and the company, and enhancing value for our customers, employees and stockholders. These statements relate to current estimates and assumptions of our board and management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The company's future results could differ materially due to a number of factors, including the ability of the company to realize the anticipated benefits from the ‘One Natus’ structure or from its consolidation strategy, effects of competition, the company's ability to successfully integrate and achieve its profitability goals from recent acquisitions, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the company's target markets, the company's ability to expand its sales in international markets, the company's ability to maintain current sales levels in a mature domestic market, the company's ability to control costs, risks associated with bringing new products to market, and the company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

About Natus Medical Incorporated

Natus is a leading provider of medical devices and services used for the screening, treatment and monitoring of common medical conditions in newborn care, hearing, balance impairment, neurological dysfunction, neurosurgery and sleep disorders.

Additional information about Natus Medical Incorporated can be found at www.natus.com.

CONTACTS:
Natus Medical Incorporated
Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com